REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees and Shareholder of:
BPV Family of Funds:

We have audited the accompanying statements of assets and liabilities of BPV Family of Funds (the "Funds") comprising the BPV Core Diversification Fund and BPV Wealth Preservation Fund as of September 29, 2011. These financial statements are the responsibility of the Funds' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. The Funds are not required to have, nor were we engaged to perform, an audit of their internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Funds' internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the statements of assets and liabilities referred to above present fairly, in all material respects, the financial position of each of the funds constituting the BPV Family of Funds as of September 29, 2011, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP
Denver, Colorado
September 29, 2011

BPV CORE DIVERSIFICATION FUND

STATEMENT OF ASSETS AND LIABILITIES
September 29, 2011

ASSETS:
Cash	$75,000
Deferred Offering Costs (Note 1)	71,344
Total Assets	146,344

LIABILITIES:
Liabilities and Accrued Expenses	71,344

NET ASSETS	$75,000

COMPONENTS OF NET ASSETS:
Paid-in capital	$75,000

NET ASSETS	$75,000

Outstanding Shares
Net Assets	$75,000
Shares of beneficial interest outstanding, par value of $0.001 per share
Unlimited number of shares authorized	7,500
Net asset value	$10.00

See accompanying notes to statements of assets and liabilities.

BPV WEALTH PRESERVATION FUND

STATEMENT OF ASSETS AND LIABILITIES
September 29, 2011

ASSETS:
Cash	$25,000
Deferred Offering Costs (Note 1)	23,781
Total Assets	48,781

LIABILITIES:
Liabilities and Accrued Expenses	23,781

NET ASSETS	$25,000

COMPONENTS OF NET ASSETS:
Paid-in capital	$25,000

NET ASSETS	$25,000

Outstanding Shares
Net Assets	$25,000
Shares of beneficial interest outstanding, par value $0.001 per share Unlimited number of shares authorized	2,500
Net asset value	$10.00

See accompanying notes to statements of assets and liabilities.

NOTES TO STATEMENTS OF ASSETS AND LIABILITIES

NOTE 1 - ORGANIZATION AND REGISTRATION

The BPV Family of Funds (the “Trust”), is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”).  The Trust was organized on July 19, 2011 as a Delaware statutory trust.  The Trust currently offers shares of beneficial interest (“shares”) of the BPV Core Diversification Fund and the BPV Wealth Preservation Fund (each a “Fund” and collectively, the “Funds”).  The BPV Core Diversification Fund is a diversified portfolio with an investment objective to seek long term capital appreciation and the BPV Wealth Preservation Fund is a diversified portfolio with an investment objective to simultaneously seek capital preservation while generating long-term capital appreciation.  Each Fund currently offers one class of shares.  The Trust permits the Trustees to create additional funds and share classes.  Each Fund charges a 1.00% redemption fee that is applicable to all redemptions (sales or exchanges) made within sixty (60) days of your initial purchase of shares in the Fund.

As newly organized entities, the Funds have no operating history.  The Funds did not have any operations before September 29, 2011, other than those relating to the sale and issuance of 10,000 common shares, in the amount of 7,500 and 2,500 shares for BPV Core Diversification Fund and the BPV Wealth Preservation Fund, respectively, to BPV Wealth Management, LLC (“BPV Wealth Management” or the “Adviser”).

BPV Wealth Management and Quintium Advisors LLC (“Quintium Advisors” or the “Sub-Adviser”), on behalf of the Funds has assumed organization costs estimated to be $54,500 for the Trust.  Offering costs consisting primarily of legal fees related to preparing the initial registration statement and blue sky registration fees are deferred and will be amortized over a 12 month period beginning with the commencement of operations of the Funds.  The Offering costs are estimated to be $71,344 and $23,781 for the BPV Core Diversification Fund and the BPV Wealth Preservation Fund, respectively.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

The Funds’ statements of assets and liabilities are prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) which require management to make estimates and assumptions that affect the reported amounts and disclosures in the statements of assets and liabilities.  Actual results could differ from those estimates.

The net asset value (“NAV”) will be computed based upon the value of the securities and other assets and liabilities held by the Fund. The NAV is determined as of the close of regular trading on the NYSE (normally 4:00 p.m. Eastern Standard Time) on each day the NYSE is open for trading. Portfolio securities traded on a national securities exchange or in the over-the-counter market are valued at the closing price on the principal exchange or market as of the close of regular trading hours on the day the securities are being valued, or, lacking any sales, at the latest bid price. Foreign securities are valued on the basis of quotations from the primary market in which they are traded, and are translated from the local currency into U.S. dollars using exchange rates as of the close of the New York Stock Exchange. Debt securities are stated at fair value as furnished by an independent pricing service based upon modeling techniques utilizing information concerning market transactions and dealer quotations for similar securities or by dealers who make markets in such securities. Securities and other assets for which quotations are not readily available or deemed unreliable are valued at their fair value using methods determined by the Trustees.

The Funds intend to comply during their initial fiscal year and thereafter with provisions of the Internal Revenue Code applicable to regulated investment companies and as such, will not be subject to federal income taxes on otherwise taxable income (including net realized capital gains) distributed to shareholders.

Expenses directly attributable to a Fund are charged to the Fund, while expenses attributable to more than one series of the Trust are allocated among the respective series based on  relative net assets or another appropriate basis.

NOTE 3 - INVESTMENT ADVISORY AGREEMENT

BPV Wealth Management, a Delaware limited liability company, serves as the investment adviser to each Fund.  Pursuant to the Investment Advisory Agreement (“Advisory Agreement”) with the Trust, BPV Wealth Management is entitled to an investment advisory fee, computed daily and payable monthly of 0.75% of the average daily net assets for each Fund.

The Trust and BPV Wealth Management have entered into investment sub-advisory agreements with Quintium Advisors LLC.  Pursuant to these agreements, the Adviser pays the Sub-Adviser a monthly fee that varies depending on the amount of assets under the Sub-Adviser’s management. If the cumulative net asset value of the Funds is less than $150,000,000, the Sub-Adviser receives a monthly fee equal to the greater of (i) $5,000, or (ii) 25% of the collective fees received by the Adviser from the Funds (net of any fee waivers or reimbursements by the Adviser under the Fund’s expense limitation agreements, if any) (the “Net Advisory Fee”). If the cumulative net asset value of the Funds is $150,000,000 or greater, the Sub-Adviser receives a monthly fee equal to 40% of the Net Advisory Fee.

The Adviser has contractually agreed to waive fees with respect to each of the Funds so that the Total Annual Operating Expenses (excluding interest, taxes, brokerage commissions, other expenditures that are capitalized in accordance with GAAP, other extraordinary expenses not incurred in the ordinary course of the Funds’ business, and amounts, if any, payable pursuant to a plan adopted in accordance with Rule 12b-1 under the 1940 Act) of the Funds will not exceed 1.00% of average daily net assets of each Fund.  Any waiver under the Expense Limitation Agreement is subject to repayment by each Fund within the three fiscal years following the year in which such waiver occurred, if each Fund is able to make the payment without exceeding the 1.00% expense limitation.

NOTE 4 - OTHER AGREEMENTS

Distribution Agreement
ALPS Distributors, Inc. (the “Distributor”) serves as the principal underwriter and national distributor for the shares of each Fund pursuant to a Distribution Agreement with the Trust. The offering of the Fund’s shares is continuous.

Administration, Bookkeeping and Pricing Agreement
ALPS Fund Services, Inc. (“ALPS”) serves as Administrator pursuant to a Fund Accounting and Administration Agreement with the Trust. As such, ALPS provides all necessary administration, bookkeeping and pricing services to each Fund, including portfolio accounting services, expense accrual and payment services, fund valuation and financial reporting services, tax accounting services and compliance control services.

Transfer Agency and Service Agreement
ALPS serves as transfer agent and dividend disbursing agent to each Fund pursuant to a Transfer Agency and Service Agreement with the Trust. Under the Transfer Agency and Service Agreement, ALPS has agreed to:  (i) issue and redeem shares of the Funds; (ii) make dividend payments and other distributions to shareholders of the Funds; (iii) responds to correspondence by the Fund shareholders and others relating to its duties; (iv) maintain shareholder accounts; and (v) make periodic reports to the Funds.